Exhibit 99.2

News Release

Herman Miller, Inc., Commences Tender Offer for 7.125% Notes Due March 15, 2011

Release	Immediate

Date	June 24, 2009

Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Susan Koole (616) 654 5709 or susan_koole@hermanmiller.com

Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302

Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR) (the “Company”) today announced the commencement of a modified Dutch Auction tender offer (the “Tender Offer”) for a portion of its outstanding 7.125% Notes due 2011 (the “Notes”) in accordance with the terms and subject to the conditions set forth in the Offer to Purchase for Cash, dated June 24, 2009, and the accompanying Letter of Transmittal (together, the “Offer Documents”). A summary of the Tender Offer is outlined below:

Title of Security	CUSIP Number	Principal Amount Outstanding (1)	Tender Cap	Early Tender Payment (2)	Total Consideration (Acceptable Range) (2) (3)
7.125% Notes	600544AA8	$175,000,000	$75,000,000	$40	$1,020 to $1,070

    (1)     Aggregate principal amount outstanding as of June 23, 2009.
    (2)     Per $1,000 principal amount of Notes accepted for purchase.
    (3)     Includes the Early Tender Payment.

Herman Miller is offering to purchase, for cash, up to $75,000,000 (the “Tender Cap”) aggregate principal amount of the Notes, in accordance with the modified Dutch Auction procedures described below. As of June 23, 2009, $175.0 million aggregate principal amount of Notes was outstanding.

The Tender Offer commenced today and will expire at 11:59 P.M. New York City time, on July 22, 2009, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”). Holders of Notes that validly tender and do not validly withdraw their Notes on or before 5:00 P.M., New York City time, on July 8, 2009, unless extended (such date and time, as the same may be extended, the “Early Tender Date”) will be eligible to receive the Total Consideration for their Notes.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer at or prior to the Early Tender Date and which are accepted for purchase by Herman Miller pursuant to the Tender Offer will be equal to the Clearing Price (as defined below). The Total Consideration includes an amount (the “Early Tender Payment”) equal to $40 for each $1,000 principal amount of Notes accepted for purchase. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered pursuant to the Tender Offer (and not validly withdrawn) after the Early Tender Date and at or prior to the Expiration Date and accepted for purchase by Herman Miller will consist of the Total Consideration less the Early Tender Payment. Notes tendered may be validly withdrawn at any time at or prior to 5:00 P.M., New York City time, on July 8, 2009, unless extended by Herman Miller (such date and time, as the same may be extended, the “Withdrawal Date”), but not thereafter, except in the limited circumstances discussed in the Offer Documents.

The Tender Offer is being conducted as a modified Dutch Auction. This means that holders who elect to participate must specify the price they would be willing to receive in exchange for each $1,000 principal amount of Notes they choose to tender in the Tender Offer. The price that holders specify for each $1,000 principal amount of Notes must be in increments of $2.50, and must be within a range of $1,020 (the “Minimum Bid Price”) to $1,070 (the “Maximum Bid Price”) per $1,000 principal amount of Notes. Holders who do not specify a price will be deemed to have specified a price equal to the Minimum Bid Price in respect to Notes tendered and to accept the Clearing Price determined by Herman Miller in accordance with the terms of the Offer to Purchase. Tenders of Notes for which a price is specified below the Minimum Bid Price or in excess of the Maximum Bid Price will not be accepted and will not be used for the purpose of determining the Clearing Price. Tenders of Notes not submitted in whole increments of $2.50 will be rounded down to the nearest $2.50 increment.

Herman Miller, if it accepts Notes in the Tender Offer, will accept Notes validly tendered (and not validly withdrawn) in the order of the lowest to the highest bid prices specified by tendering holders (in increments of $2.50), and will select the single lowest price (the “Clearing Price”) for all tenders of Notes such that, for all tenders of Notes whose bid price is equal to or less than such lowest single price, Herman Miller will be able to purchase the principal amount of Notes equal to the $75,000,000 Tender Cap (or, if Notes in a principal amount less than the Tender Cap are validly tendered, all Notes so tendered, in which case, the Clearing Price will be the highest bid price). The price at which Notes are validly tendered (before the subtraction of the Early Tender Payment with respect to Notes validly tendered after the Early Tender Date) will be used for the purpose of determining the Clearing Price and proration as described below. Herman Miller will pay the same price (subject to adjustment, as described below) for all Notes validly tendered (and not validly withdrawn) at or below the Clearing Price and accepted for purchase by Herman Miller in the Tender Offer, except the price paid for Notes validly tendered after the Early Tender Date but at or prior to the Expiration Date will be reduced by the Early Tender Payment set out above.

If the aggregate principal amount of the Notes validly tendered at or below the Clearing Price and not validly withdrawn exceeds the Tender Cap, then, subject to the terms and conditions of the Tender Offer, Herman Miller, if it accepts Notes in the Tender Offer, will accept for purchase, first, Notes validly tendered (and not validly withdrawn) at prices (in increments of $2.50) below the Clearing Price and, thereafter, Notes validly tendered (and not validly withdrawn) at the Clearing Price on a prorated basis according to the principal amount of such Notes. All Notes not accepted as a result of proration and all Notes tendered at prices in excess of the Clearing Price will be rejected from the Tender Offer and will be returned to tendering Holders at our expense promptly following the earlier of the Expiration Date or the date on which the Tender Offer is terminated. We will make appropriate adjustments downward to the nearest $1,000 principal amount to avoid purchases of Notes in principal amounts other than integral multiples of $1,000.

Holders whose Notes are accepted by the Company for purchase pursuant to the Tender Offer will also be eligible to receive accrued and unpaid interest on the Notes accepted for purchase, up to, but excluding, the date of payment of the applicable consideration (the “Settlement Date”). The Settlement Date for the Offer will occur promptly following the Expiration Date.

Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at 877-686-5059 (toll free) or 212-902-5183 (collect). Requests for copies of the Offer to Purchase or related Letter of Transmittal may be directed to Global Bondholder Services Corporation at 866-387-1500 (toll free) or 212-430-3774 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offer Documents. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not holders of Notes should tender their Notes pursuant to the Tender Offer. The Tender Offer is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the Tender Offer. The Offer Documents contain important information and should be read carefully before any decision is made with respect to the Tender Offer.

About Herman Miller
Herman Miller works for a better world around you – with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.6 billion in revenue in fiscal 2009. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2009, Herman Miller was again cited by FORTUNE as both the “Most Admired” in its industry and among the “100 Best Companies to Work For” in America, while Fast Company named Herman Miller among the innovative “Companies to Watch.” Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.”

-end-